Exhibit 21

SUBSIDIARIES OF AKRION, INC.

Name	Jurisdiction
Goldfinger Technologies, LLC	Delaware
Akrion Technologies, Inc.	Delaware
SCP Services, Inc.	Delaware
Akrion (s) Pte Ltd.	Singapore
Akrion Korea Ltd.	Korea
Taiwan Akrion Co., Ltd.	Taiwan
Akrion (M) Sdn Bhd Malaysia	Malaysia